UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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SOCKET MOBILE, INC.
(Name of Registrant as Specified in its Charter)

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SOCKET MOBILE, INC.

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 4, 2015

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Socket Mobile, Inc., a Delaware corporation (the "Company"), to be held Thursday, June 4, 2015 at 10:00 a.m., local time, at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560 for the following purposes:

(1) To elect five directors to serve until their respective successors are elected;

(2) Advisory vote on executive compensation policies and practices as described in the annual meeting proxy;

(3) To amend the 2004 Equity Incentive Plan to increase the limits on the annual share increase to the Plan pool from: (A) the lesser of 200,000 shares, 4% of outstanding shares or an amount determined by the Board; to (B) the lesser of 400,000 shares, 4% of outstanding shares or an amount determined by the Board.

(4) Proposal to ratify the appointment of Sadler, Gibb & Associates LLC as independent registered public accountants of the Company for the fiscal year ending December 31, 2015.

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. Only stockholders of record at the close of business on April 6, 2015 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible following the instructions on your proxy ballot. Any stockholder attending the meeting may vote in person even if he or she has returned a Proxy.

Sincerely,

Newark, California	Kevin J. Mills
Dated: April 6, 2015	President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING,
YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY
AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, OR VOTE BY PHONE OR BY INTERNET WHERE AVAILABLE.

SOCKET MOBILE, INC.

PROXY STATEMENT FOR

2015 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Socket Mobile, Inc. (the "Company"), for use at the 2015 Annual Meeting of Stockholders to be held Thursday June 4, 2015 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of 2015 Annual Meeting of Stockholders. The 2015 Annual Meeting will be held at the Company's headquarters at 39700 Eureka Drive, Newark, California 94560. The Company's telephone number at that location is (510) 933-3000.

Notice of the availability of these proxy solicitation materials and our Annual Report on Form 10-K for the year ended December 31, 2014, including financial statements, were first mailed on or about April 17, 2015 to all stockholders entitled to vote at the 2015 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

The proxy materials are available at http://www.socketmobile.com/about-us/investor-relations/stockholder-meeting-information. Stockholders may access the Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10-K and Proxy Card at this site to read, download the documents, and/or request a printed copy. Printed copies may also be requested by telephone at 800-856-9390. Printed copies will be mailed within 3 business days of receipt of the request.

RECORD DATE AND PRINCIPAL SHARE OWNERSHIP

Holders of record of our Common Stock at the close of business on April 6, 2015 (the "Record Date") are entitled to notice of and to vote at the 2015 Annual Meeting. At the Record Date, 5,544,230 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote. The Company has no other class of voting securities outstanding and entitled to be voted at the meeting.

The only persons known by the Company to beneficially own more than five percent of the Company's Common Stock as of the Record Date were Charlie Bass, the Chairman of the Company’s Board of Directors, Kevin J. Mills, the President, Chief Executive Officer and a director of the Company, and Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 and the Roy and Ruth Rogers Unitrust, UTD 09-28-89. Please see "Security Ownership of Certain Beneficial Owners and Management" for more information on these holdings.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the 2015 Annual Meeting and voting in person.

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VOTING AND SOLICITATION

Generally each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders. If, however, any stockholder at the 2015 Annual Meeting gives notice of his or her intention to cumulate votes with respect to the election of directors (Proposal One), then each stockholder may cumulate such stockholder's votes for the election of directors and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock that such stockholder is entitled to vote, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than five candidates. However, no stockholder shall be entitled to cumulate votes for a candidate unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the intention to cumulate votes. On all other matters, stockholders may not cumulate votes.

This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of stock for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, email or facsimile.

QUORUM; VOTE REQUIRED; ABSTENTIONS; BROKER NON-VOTES

The presence at the 2015 Annual Meeting, either in person or by proxy, of the holders of a majority of votes entitled to be cast with respect to the outstanding shares of Common Stock shall constitute a quorum for the transaction of business. Shares that are voted "FOR," "AGAINST," "WITHHOLD or “ABSTAIN” on a subject matter (the "Votes Cast") are treated as being present at the meeting for purpose of establishing a quorum entitled to vote on the matter.

Proposal One.  Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. If a quorum is present at the meeting, the five nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

Proposal Two. To approve the executive compensation policies and practices of the Company as described in this Proxy Statement. The vote is a non-binding advisory vote to be considered by management and the Board of Directors.

Proposal Three. To amend the 2004 Equity Incentive Plan to increase the limits on the annual share increase added to the Plan pool from: (A) the lesser of 200,000 shares, 4% of outstanding shares or an amount determined by the Board; to (B) the lesser of 400,000 shares, 4% of outstanding shares or an amount determined by the Board. Approval requires the affirmative vote of a majority of the Votes Cast on the matter at the 2015 Annual Meeting.

Proposal Four.  To approve ratification of the appointment of Sadler, Gibb & Associates LLC as the Company's independent registered public accountants for the fiscal year ending December 31, 2015. Approval requires the affirmative vote of a majority of the Votes Cast on the matter at the 2015 Annual Meeting.

The Company also intends to count abstentions for purposes of determining (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors and proposal two which is advisory in nature). Thus, abstentions for proposal three or four will have the same effect as a vote against the proposal.

Broker non-votes will be counted for purpose of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purpose of determining the number of Votes Cast with respect to a particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on Proposal three or four, which require the affirmative vote of a majority of the Votes Cast.

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A plurality of the votes duly cast is required for the election of directors. Thus, neither abstentions nor broker non-votes affect the election of directors, as only affirmative votes will affect the outcome of the election. The advisory vote on proposal two on executive compensation policies and procedures will only consider votes for and against, thus neither abstentions nor broker non-votes affect the results.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE INCLUDED IN THE COMPANY'S PROXY MATERIALS

The Company currently intends to hold its 2016 Annual Meeting of Stockholders in June 2016 and to mail proxy statements relating to such meeting in April 2016. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the 2016 Annual Meeting must be received by the Company no later than November 15, 2015, and must otherwise be in compliance with applicable laws and regulations, in order to be considered for inclusion in the Company's proxy statement and proxy card relating to that meeting. In addition, stockholders must comply with the procedural requirements in the Company's bylaws. Under the Company's bylaws, notice of any stockholder nomination to the board or proposal of business must be delivered to or mailed and received by the Secretary of the Company not less than ninety (90) days prior to the meeting; provided, however, that in the event that less than one-hundred (100) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting is mailed or such public disclosure is made. To be in proper form, a stockholder's notice to the Secretary shall set forth: (i) the name and address of the stockholder who intends to make the nominations or propose the business and, as the case may be, of the person or persons to be nominated or of the business to be proposed; (ii) representations that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and, as applicable, that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice or propose such business; (iii) if applicable, a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee or each matter of business to be proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, or the matter been proposed, or intended to be proposed by the Board of Directors; and (v) if applicable, the consent of each nominee to serve as director of the Company if so elected. The chairman of the meeting shall refuse to acknowledge the nomination of any person or the proposal of any business not made in compliance with the foregoing procedure. Stockholders can obtain a copy of the Company's bylaws from the Company upon request. The Company's bylaws are also on file with the Securities and Exchange Commission.

If a stockholder intends to submit a proposal at the 2016 Annual Meeting, but does not wish to have it included in the proxy statement and proxy for that meeting, the stockholder must do so no later than January 24, 2016, or else the proxy holders will be allowed to use their discretionary authority to vote against the proposal when it is raised at the 2016 Annual Meeting.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the 2015 Annual Meeting that is not included in this Proxy Statement. The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal at the 2015 Annual Meeting.

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PROPOSAL ONE

ELECTION OF DIRECTORS

The proxy holders will vote to elect as directors the five nominees named below, unless a proxy card is marked otherwise. The nominees consist of five current directors. If a person other than a management nominee is nominated at the 2014 Annual Meeting, the holders of the proxies may choose to cumulate their votes and allocate them among such nominees of management as the proxy holders shall determine in their discretion in order to elect as many nominees of management as possible. The five candidates receiving the highest number of votes will be elected. In the event any nominee is unavailable for election, which is not currently anticipated, the proxy holders may vote in accordance with their judgment for the election of substitute nominees designated by the Board of Directors.

All five directors will be elected for one-year terms expiring at the 2016 Annual Meeting of Stockholders, subject to the election and qualification of their successors or their earlier death, resignation or removal. The following table sets forth information concerning the nominees for director. Information on committee assignments reflects current assignments to be reviewed at the first meeting of the Board following election. Information on age is as of the record date of April 6, 2015.

Name of Nominee (4)	Age	Position(s) Currently Held With the Company	Director Since
Charlie Bass (1)(2)	73	Chairman of the Board	1992
Kevin J. Mills	54	President, Chief Executive Officer and Director	2000
David W. Dunlap	72	VP Finance & Administration, CFO, Secretary and Director	2014
Charles C. Emery, Jr.(1)	68	Director	2010
Peter Sealey (3)	74	Director	2002

__________________________

(1) Member of the Audit Committee.

(2) Member of the Nominating Committee.

(3) Member of the Compensation Committee.

(4) Committee assignments will be made at the first meeting of the Board following election.

Charlie Bass co-founded the Company in March 1992 and has been the Chairman of the Board of Directors from such time to the present. Dr. Bass served as the Company's Chief Executive Officer from April 1997 to March 2000. Dr. Bass has served as the Trustee of The Bass Trust since April 1988. Dr. Bass holds a Ph.D. in electrical engineering from the University of Hawaii.

Kevin J. Mills was appointed the Company's President and Chief Executive Officer and a director of the Company in March 2000. He served as the Company's Chief Operating Officer from September 1998 to March 2000. Mr. Mills joined the Company in September 1993 as Vice President of Operations and has also served as our Vice President of Engineering. Prior to joining the Company, Mr. Mills worked from September 1987 to August 1993 at Logitech, Inc., a computer peripherals company, serving most recently as its Director of Operations. He holds a B.E. in Electronic Engineering with honors from the University of Limerick, Ireland.

David W. Dunlap has served as the Company's Vice President of Finance and Administration, Secretary and Chief Financial Officer since February 1995 and a director of the Company since May 2014. Mr. Dunlap previously served as Vice President of Finance and Administration and Chief Financial Officer at several public and private companies. He is a certified public accountant (inactive), and holds an M.B.A. and a B.A. in Business Administration from the University of California at Berkeley.

Charles C. Emery, Jr. has been a director of the Company since April 2010. Dr. Emery served until his retirement as Senior Vice President and Chief Information Officer for Horizon Blue Cross Blue Shield of New Jersey from 1996 through 2006. Since his retirement, Dr. Emery has been active with Arizona State University and the University of Maryland teaching graduate classes in healthcare information systems, strategic planning, and healthcare finance. He has over 35 years experience working within the health insurance and healthcare provider sectors. He is a fellow of the American College of Healthcare Executives and a fellow of the College of Healthcare Information Management Executives. Dr. Emery holds a doctorate in management systems from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

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Peter Sealey has been a director of the Company since June 2002.  Dr. Sealey has served as Chief Executive Officer and founder of The Sausalito Group, Inc., a management consulting firm, since its founding in July 1997.  Dr. Sealey also served from 2007 to 2011 as an Adjunct Professor of Marketing at the Peter F. Drucker Graduate Management School at the Claremont Graduate University in Claremont, California. He previously served as an Adjunct Professor of Marketing at the Haas School of Business, University of California at Berkeley from 1996 to 2006.  From July 1969 to August 1993, Dr. Sealey served in various senior marketing positions with the Coca-Cola Company, including as its Senior Vice President, Global Marketing and Chief Marketing Officer from December 1989 to August 1993. Dr. Sealey holds a doctorate from the Peter F. Drucker Graduate Management School at the Claremont Graduate University.

BOARD MEETINGS AND COMMITTEES

The Board of Directors has determined that all of the nominees, except Mr. Mills and Mr. Dunlap, satisfy the definition of "independent director," as established by Nasdaq listing standards. The Board of Directors has an Audit Committee, a Nominating Committee and a Compensation Committee. Each committee has adopted a written charter, all of which are available on the Company's web site at http://www.socketmobile.com/about-us/investor-relations/corporate-governance. The Board of Directors has also determined that each member of the Audit Committee, the Nominating Committee and the Compensation Committee satisfies the definition of "independent director," as established by Nasdaq listing standards.

The Board of Directors held a total of four regular meetings during fiscal 2014, and approved actions on two occasions by unanimous written consent. The independent directors met separately without management or the management directors after each of the four regular Board meetings held during 2014. The Company strongly encourages members of the Board of Directors to attend all meetings, including meetings of committees on which they serve. No director attended fewer than 75 percent of the meetings of the Board of Directors and the Board committees on which he served.

The Audit Committee consists of Messrs. Bass (Chairman) and Emery. The members of the Audit Committee each qualify as "independent" under the standards established by the United States Securities and Exchange Commission for members of audit committees. The Audit Committee also includes one member, Dr. Bass, who has been determined by the Board of Directors to meet the qualifications of an "audit committee financial expert" in accordance with Securities and Exchange Commission rules. Stockholders should understand that this designation is a disclosure required by the Securities and Exchange Commission relating to Dr. Bass' experience and understanding with respect to certain accounting and auditing matters. This designation does not impose upon Dr. Bass any duties, obligations or liabilities that are greater than are generally imposed on him as a member of the Audit Committee, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

The Audit Committee met with management and the independent accountants six times by telephone during the year ended December 31, 2014 to review quarterly and annual financial information and to discuss the results of quarterly review and annual audit procedures performed by the independent accountants before quarterly and annual financial reports were issued. The Audit Committee is responsible for appointing, compensating and overseeing actions taken by the Company's independent accountants, and reviews the Company's internal financial controls and financial statements. The Audit Committee also oversees management’s assessment and management of risks. Management and the independent accountants participated in all meetings of the Audit Committee. Portions of each Audit Committee meeting were held between the Audit Committee members and the independent accountants without the presence of management. The Committee reviewed the financial statements and the annual audit results, including the independent accountants’ assessment of the Company’s internal controls and procedures, and discussed with the independent accountants the matters denoted as required communications by Statement of Auditing Standards 61 (SAS 61). The meetings also included a discussion and review of auditor independence, the pre-approval of the independent accountants’ fees for 2014, and a recommendation to the Board of Directors to approve the issuance of the financial statements for the year ended December 31, 2014. The report of the Audit Committee for the year ended December 31, 2014 is included in this Proxy Statement. The Audit Committee Charter is available at http://www.socketmobile.com/about-us/investor-relations/corporate-governance on the Company’s website.

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The Nominating Committee Chairman is Dr. Bass who works with the other independent directors as a committee of the whole to consider and recommend nominations for the Board of Directors and facilitate the self-assessment of Board performance by the independent directors. The independent directors discussed nominations at the first regular board meeting of the year and Dr. Bass followed up with each candidate. The role of the Nominating Committee is to determine that all nominated directors are willing and able to serve as a director for the ensuing year and recommend their nomination. In addition, the independent directors met four times during 2014 and once in January 2015 to date following their regular board meetings to consider matters relating to board governance, oversight and effectiveness. For 2016, the Nominating Committee will consider nominees recommended by security holders. Such nominations should be made in writing to the Company, attention Corporate Secretary, no later than November 15, 2015 in order to be considered for inclusion in next year’s proxy statement. The Nominating Committee Charter is available on the Corporate Governance section of the Company’s website at http://www.socketmobile.com/about-us/investor-relations/corporate-governance.

The Compensation Committee chairman is Dr. Sealey. Dr. Sealey held eleven meetings during fiscal year 2014. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors and officers of the Company, approving stock option and other incentive award grants, approving the Company's incentive compensation and benefit plans including its equity incentive plan, and providing oversight of all matters affecting compensation including overseeing management’s assessment and management of compensation-related risks. The report of the Compensation Committee for fiscal year 2014 is included in this Proxy Statement. The Compensation Committee Charter is available on the Corporate Governance section of the Company's website at http://www.socketmobile.com/about-us/investor-relations/corporate-governance.

COMPENSATION OF DIRECTORS

Regular meetings of the Board of Directors are scheduled once per quarter. Directors who are not employees of the Company receive $4,000 per regular meeting of the Board of Directors that they attend. Outside directors are also entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors are made annually as compensation for Board service, committee service and committee and Board leadership positions, generally at the time of annual election of the Board of Directors. Additional grants may be awarded in recognition of services beyond normal board duties. See “Director Compensation” for information regarding stock option grants awarded in 2014.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

If a quorum is present at the Annual Meeting, the five nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ALL OF THE COMPANY'S NOMINEES FOR DIRECTORS.

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PROPOSAL TWO

APPROVAL OF EXECUTIVE COMPENSATION POLICIES AND PRACTICES

(“SAY-ON-PAY”)

Each year our stockholders have the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

As described in “Compensation Discussion and Analysis” and elsewhere in this proxy statement, we seek to closely align the interest of our executive officers with the interest of our stockholders and to attract, motivate and retain our named executive officers who are critical to our success. Our Compensation Committee regularly reviews named executive officer compensation to ensure such compensation is consistent with our goals.

The base salaries paid to our named executive officers are compared to other similar smaller technology public companies set forth in a national compensation survey. Base salaries for executives are generally targeted within ten percent of the median compensation levels for smaller public technology companies but may be set to higher or lower levels to recognize a particular executive’s role, responsibilities, skills, experience and performance.

Variable performance based incentive awards for our named executive officers are intended to motivate and reward executives to meet or exceed financial performance goals of revenue attainment and operating profitability measured both quarterly and annually. The variable performance based incentive award for our Chief Executive Officer also includes a portion based on increases in shareholder value as measured by the market capitalization of the Company.

Long term incentive awards for our named executive officers consist of stock option grants that are granted at the fair market value on the date of grant and vest over a period of time, typically 4 years, through the stockholder-approved 2004 Equity Incentive Plan. The goal is to align the financial interests of the named executive officers with those of stockholders by providing significant incentives to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of each award based on the individual’s level of responsibility, recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by the individual at the time of the new grant, and the size of the available stock award pool.

The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our Chief Executive Officer, our Chief Financial Officer and our three other most highly-compensated executive officers, who are collectively referred to as our “named executive officers,” which is disclosed elsewhere in this proxy statement. The vote is advisory, which means that it is not binding on the Board of Directors, the Compensation Committee or the Company in any way. However, the Compensation Committee will review the outcome of the vote and take it into consideration when considering future executive compensation policies and decisions.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

RESOLVED, that the stockholders of Socket Mobile, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2014, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2015 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE FOREGOING RESOLUTION.

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PROPOSAL THREE

ADJUSTMENT OF THE ANNUAL SHARE INCREASE LIMITS FOR THE 2004 EQUITY INCENTIVE PLAN

The 2004 Equity Incentive Plan (“2004 Plan”) was approved by the Board on April 23, 2004 and by the stockholders on June 16, 2004. Commencing with stockholder approval of the 2004 Plan, stock option grants have been granted to executives, employees and consultants by the Compensation Committee of the Board of Directors and to Directors by the full Board of Directors as the long term equity based compensation portion of the Company’s compensation program as described under “Compensation Discussion and Analysis”.

The Plan provides for an annual increase in the number of shares that may be granted under the plan equal to the least of 200,000 shares, 4% of outstanding shares, or an amount as determined by the Board of Directors. Today, 4% of outstanding shares exceeds the 200,000 share limit, a limit that was established in 2004 when 10 million shares were authorized, and effectively reduces the percentage of shares added annually to the pool to below 4%. On June 5, 2013, the stockholders approved an increase in the number of authorized shares to 20 million. The Board believes that increasing the 200,000 share annual option pool increase limit to 400,000 shares will enable the annual addition of up to 4% of outstanding shares as originally approved by the stockholders in 2004.

A copy of the 2004 Equity Incentive Plan was filed as an exhibit to the Company’s proxy for its annual meeting held on June 5, 2013.

RESOLUTION:

“Resolved, that Section 3(a) of the 2004 Plan “Stock Subject to the Plan” be increased from (A) the lesser of 200,000 shares, 4% of outstanding shares or an amount determined by the Board; to (B) the lesser of 400,000 shares, 4% of outstanding shares or an amount determined by the Board.”

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Approval of the foregoing resolution requires the affirmative vote of a majority of the Votes Cast on the matter at the 2015 Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE RESOLUTION.

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PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Sadler, Gibb & Associates LLC, independent registered public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2015, and recommends that stockholders vote for ratification of such appointment.

Sadler, Gibb & Associates performed the audit of the financial statements of the Company for the fiscal years ended December 31, 2014, 2013 and 2012. Sam Kan and Company initially performed the audit of the financial statements of the Company for the fiscal year ended December 31, 2012. Sadler, Gibb & Associates was appointed by the Audit Committee in August 2013 to audit both years after Sam Kan and Company advised the Company that they were unable to continue to serve as registered public accountants for public companies. Moss Adams LLP audited the Company's financial statements for each of the eight fiscal years ended December 31, 2011. Representatives of Sadler, Gibb & Associates LLC are expected to be present at the 2015 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS DURING FISCAL YEARS 2014 AND 2013

Audit Fees:

Audit fees billed to the Company by Sadler, Gibb & Associates LLC for their audit of the Company’s 2014 and 2013 fiscal year financial statements totaled $75,000 and $70,000, respectively. Quarterly reviews of the Company's quarterly financial statements for fiscal 2014 and 2013 were $12,000 in each fiscal year. The Company was not deemed an accelerated filer for fiscal years 2014 and 2013, and an audit of the Company's internal controls at December 31, 2014 and 2013 was not required.

Audit-Related Fees:

Audit-related fees billed to the Company by Sadler Gibb & Associates during the Company's 2014 and 2013 fiscal year totaled $2,000 and $zero, respectively. Audit-related services in 2014 were to provide a consent for the Company to incorporate the auditor’s opinion on the prior year financial statements in a Form S-8 registration statement.

Tax Fees:

Fees billed to the Company by Sadler, Gibb & Associates for tax services during the Company’s 2014 fiscal year were $4,350. Services billed by Sam Kahn & Company for tax services during 2013 were $5,000. Tax fees are for preparation of the prior year's annual Federal and State tax returns.

All Other Fees:

There were no other fees billed to the Company during the Company's 2014 and 2013 fiscal years.

Approval Procedures:

The Audit Committee's policy is to pre-approve all audit and other permissible services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval process and the fees for the services performed through such date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All services performed by the independent accountants in fiscal 2014 and 2013 were preapproved by the Audit Committee. The Audit Committee has considered whether the provision of the services described in this section is compatible with maintaining the independence of the Audit Firm and determined that it is.

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VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

Ratification of the appointment of Sadler, Gibb & Associates LLC as the Company's independent registered public accountants for the fiscal year ending December 31, 2015 requires the affirmative vote of a majority of the Votes Cast on the matter at the 2015 Annual Meeting.

Stockholder ratification of the appointment of Sadler, Gibb & Associates LLC as the Company's independent registered public accountants is not required by the Company's bylaws or other applicable legal requirement. However, the Audit Committee is submitting the appointment of Sadler, Gibb & Associates LLC to the stockholders for ratification as a matter of common corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF SADLER, GIBB & ASSOCIATES LLC AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the Company's Common Stock, including on an as-exercised basis, options and warrants exercisable within 60 days of the Record Date, and on an as-converted basis convertible notes convertible within 60 days of the Record Date, as to (i) each person known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation table; and (iv) all directors and executive officers of the Company as a group. Except as set forth below, the address of record for each of the individuals listed in this table is: c/o Socket Mobile, Inc., 39700 Eureka Drive, Newark, California 94560.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Beneficially Owned (2)
5% Stockholders
Roy L. Rogers (3)	378,538	6.8%
Directors and Executive Officers
Charlie Bass (4)	890,083	14.4%
Kevin J. Mills (5)	362,840	6.3%
David W. Dunlap (6)	130,062	2.3%
Leonard L. Ott (7)	116,290	2.1%
Lee A. Baillif (8)	109,591	1.9%
Peter Sealey (9)	68,000	1.2%
Charles C. Emery, Jr. (10)	49,902	*
James Lopez (9)	1,031	*
All Directors and Executive Officers as a group (8 persons) (11)	1,727,799	25.2%

__________________

*Less than 1%

(1)	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.
(2)	Percentage ownership is based on 5,544,230 shares of Common Stock outstanding, each of which is entitled to one vote, on the Record Date of April 6, 2015 and any shares issuable pursuant to securities exercisable for shares of Common Stock by the person or group in question as of the Record Date or within 60 days thereafter.

(3) Shares held by Roy L. Rogers as trustee for the Rogers Family Trust UTD 01-21-81 which holds 266,887 shares of Common Stock, and as trustee for the Roy and Ruth Rogers Unitrust, UTD 09-28-89 which holds 83,651 shares of Common Stock. Mr. Rogers’address is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, CA 94025. The Family Trust includes 28,000 shares subject to warrants that are exercisable at $1.80 per share through June 1, 2016.

(4) Includes 190,729 shares of Common Stock subject to options exercisable within 60 days of April 6, 2015 and 656,859 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 6, 2015.

(5)	Includes 186,296 shares of Common Stock subject to options exercisable within 60 days of April 6, 2015 and 12,163.shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 6, 2015.

(6) Includes 121,516 shares of Common Stock subject to options exercisable within 60 days of April 6, 2015.

(7) Includes 114,850 shares of Common Stock subject to options exercisable within 60 days of April 6, 2015.

(8) Includes 94,893 shares of Common Stock subject to options exercisable within 60 days of April 6, 2015 and 13,340 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 6, 2015.

(9) Consists of shares of Common Stock subject to options exercisable within 60 days of April 6, 2015.

(10) Includes 37,108 shares of Common Stock subject to options exercisable within 60 days of April 6, 2015 and 12,794 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 6, 2015.

(11)	Includes 813,892 shares of Common Stock subject to options exercisable within 60 days of April 6, 2015 and 375,908 shares subject to convertible notes plus interest that are convertible into common stock within 60 days of April 6, 2015.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on review of this information, the Company believes that during fiscal 2014 all of its executive officers and directors complied with their Section 16(a) filing requirements.

MANAGEMENT

The named executive officers of the Company are as follows:

Name of Officer	Age	Position with the Company
Kevin J. Mills	54	President and Chief Executive Officer and Director
David W. Dunlap	72	Vice President of Finance and Administration, Chief Financial Officer, Secretary and Director
Lee A. Baillif	54	Vice President and Controller (thru January 23, 2015) Vice President of Operations (after January 23, 2015)
Tim I. Miller	60	Vice President of Operations (thru January 23, 2015)
Leonard L. Ott	56	Vice President of Engineering and Chief Technical Officer

For information regarding Kevin J. Mills and David W. Dunlap, please see "Proposal One - Election of Directors" above.

Lee A. Baillif has served as the Company’s Controller since January 1, 1999 and was promoted to Vice President and Controller on January 24, 2007. Prior to his appointment as Controller, Mr. Baillif was a member of the accounting staff from September 1994. Mr. Baillif was promoted to Vice President of Worldwide Operations and relinquished the Controller’s position effective January 23, 2015. Mr. Baillif holds a B.S. degree in Business and Finance from San Francisco State University.

Tim I. Miller has served as the Company’s Vice President of Operations since March 2003, responsible for the Company’s worldwide manufacturing operations and also served as Vice President of Engineering from April 1, 2009 to October 2013. Mr. Miller holds a B.S. degree with an emphasis in Business Administration and Political Science from San Jose State University. Mr. Miller’s employment with the Company was terminated on January 23, 2015.

Leonard L. Ott has served as the Company's Vice President and Chief Technical Officer since October 2000 and also has served as Vice President of Engineering since October 2013. Mr. Ott previously served as Vice President of Engineering from December 1998 to October 2000. Mr. Ott joined the Company in March 1994, serving in increasingly responsible engineering positions including Director of Software Development and Director of Engineering. Mr. Ott also worked as an engineering consultant to the Company, from November 1993 to March 1994. Mr. Ott holds a B.A. degree in Computer Science from the University of California at Berkeley.

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DIRECTOR COMPENSATION

Compensation of Non-Employee Directors

The following tables set forth the annual compensation paid to or accrued by the Company on behalf of the outside directors of the Company for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)(2)(7)	Total ($)
Charlie Bass (3)	$16,000	$65,700(3)	$81,700
Charles C. Emery, Jr. (4)	$16,000	$ 6,930(4)	$22,930
Erik L. Fidel (5)	$8,000	—	$8,000
Kevin R. Jost (5)	$8,000	—	$8,000
Leon Malmed (5)	$8,000	—	$8,000
Peter Sealey (6)	$12,000	$7,920(6)	$19,920

(1)	Directors are paid a fee for preparation and attendance at four regularly scheduled board meetings at the rate of $4,000 per meeting attended, totaling $16,000 per year. All directors attended all regular board meetings except Mr. Sealey who was excused from one meeting.
(2)	Amounts shown are not intended to reflect value actually received by the directors. Instead, the amounts shown are the total fair value of option awards granted in fiscal 2013 for financial statement reporting purposes, as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123(R). These values are amortized as equity compensation expense over the vesting period of the grants.
(3)	Mr. Bass was granted an option to purchase 10,000 shares on July 23, 2014 with a grant date fair value of $9,900. Mr. Bass was granted an option to purchase 45,000 shares on June 2, 2014 with a grant date fair value of $55,800 in consideration for agreeing to restructure revolving credit line notes held by Mr. Bass.
(4)	Mr. Emery was granted an option to purchase 7,000 shares on July 23, 2014 with a grant date fair value of $6,930.
(5)	Messrs. Fidel, Jost and Malmed served as directors through the completion of their term on May 15, 2014 and each attended the two Board meetings held in 2014 prior to the completion of their term. Messrs. Jost and Malmed retired from the Board and Mr. Fidel was not nominated to continue Board service. As option awards are granted annually at the start of the Board term, no options were granted to these individuals in 2014.
(6)	Mr. Sealey was granted an option to purchase 8,000 shares on July 23, 2014 with a grant fair value of $7,920.
(7)	Aggregate number of option awards outstanding at December 31, 2014 were as follows: Charlie Bass: 215,750; Charles C. Emery, Jr.: 37,200; Peter Sealey: 68,000.

 The outside directors are entitled to participate in the Company's 2004 Equity Incentive Plan. Grants of options to directors for Board and Committee service are made annually, commencing at the start of the Board term. The grants made on July 23, 2014 were determined as follows: each Director was awarded an option to purchase 5,000 shares for participation in Board meetings. The director serving as the Board chairperson received an option to purchase an additional 2,000 shares. Directors serving as chairpersons of the Audit and Compensation Committees each received an option to purchase an additional 1,000 shares. Members serving on the Audit Committee and on the Compensation Committee each received an option to purchase an additional 2,000 shares. As a result, on June 23, 2014, the three outside directors as a group were granted options to purchase an aggregate of 25,000 shares. The options vest monthly over a one year period commencing on May 15, 2014. Options granted on July 23, 2014 had an exercise price of $1.59 per share, which was the fair market value of the Common Stock on the date of grant. See also Proposal One – Compensation of Directors.

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COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW

The Compensation Committee of the Board of Directors establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. Short term executive compensation consist of base salary and variable incentive salary awards that are performance based. Long term executive compensation consists of stock option grants that vest over time and gain in value as common stock values increase. The Committee strives to ensure that the Company's executive compensation programs enable the Company to attract, retain, motivate and reward key people based on a pay-for-performance approach, targeted within ten percent of market median for similar sized companies in similar fields of business when target performance objectives are achieved, and potentially resulting in superior pay when superior performance objectives are achieved. Within this framework, actual compensation can vary depending on each executive officer’s position, responsibilities and overall experience. Overall, the Company strives to provide a total compensation package that is fair, reasonable and competitive with prevailing practices in the Company's industry.

COMPENSATION PHILOSOPHY AND OBJECTIVES

The Company's compensation policies, plans and programs are intended to achieve the following objectives:

•	attract, retain, motivate and reward talented executive officers and employees;
•	provide executive officers and senior employees with performance-based cash bonus opportunities linked to achievement of financial objectives of revenue attainment and operating profitability; and
•	align the financial interests of executive officers, directors and employees with those of stockholders by providing each through the stock option program with an equity stake in the Company.

The Company's approach to executive compensation is to set base compensation levels within ten percent of median levels reflecting the experience and performance of each individual compared to similar positions in smaller technology based companies (although they may be set to higher or lower levels to recognize a particular employee's role, responsibilities, skills, experience and performance), to set variable compensation targets tied to financial performance so as to motivate and reward positive performance of executive officers in driving Company to achieve key financial objectives including revenue attainment, profitability and increases in shareholder value, and to offer equity incentives through its stock option program to all executives commensurate with each executive’s level of responsibility, experience and performance while maintaining acceptable levels of dilution.

The Company's approach to employee compensation is to set base compensation levels within ten percent of median levels up to the 75th percentile for very experienced high performing employees consistent with the experience and performance of each individual compared to similar positions in smaller technology based companies, and to offer equity incentives through its stock option program to all employees commensurate with each employee’s level of responsibility, experience and performance while maintaining acceptable levels of dilution.

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ELEMENTS OF EXECUTIVE COMPENSATION

The three major components of compensation for the Company's executive officers are:

(i) base salaries;

(ii) variable performance-based cash incentive awards; and

(iii) long-term, equity-based incentive awards.

The base salaries and variable performance-based incentive awards components of the Company's compensation program are compared to other similar smaller technology public companies set forth in a national compensation survey. The compensation survey is used to benchmark the Company's executive and employee salaries, as it is a broad-based compensation survey with an emphasis on companies in the electronics industry and provides information on base salary and variable incentive awards based on size of companies and geographic location. Offering competitive salary packages to employees is an essential element of attracting and retaining key employees in the San Francisco Bay Area including Silicon Valley, which has many electronics firms that compete for talent and offer a variety of employment alternatives.

Base Salaries. The Compensation Committee establishes a competitive base salary for each executive officer designed to recognize the skills and experience the individual brings to the Company and the performance contributions he or she makes. Base salaries for executives are generally targeted within ten percent of the median compensation levels for smaller public technology companies but may be set to higher or lower levels to recognize a particular executive’s role, responsibilities, skills, experience and performance.

The Compensation Committee determines both the amount and timing of base salary increases for executive officers. Factors affecting the level of base salary increases each year include the overall financial performance of the Company, changes in the base salary compensation levels reported in a national survey for executive positions in similarly sized companies, and the individual performance of each executive. Base salary increases for Executives were phased in during the second quarter of 2014. Previous increases were made in January 2007. Base salaries were also impacted in 2009 and 2010 by base salary reductions of twenty-percent for executive officers and base salary reductions in the last two months of the fourth quarter of 2012 ranging from thirty percent to forty percent for named executive officers (averaging 5.4% to 8.7% for the year). These reductions were voluntary cost reduction measures reflecting adverse economic conditions during those periods.

Variable Performance Based Incentive Awards.

Variable salaries for the named executive officers are entirely performance based. Variable incentive compensation targets are set each year for each named executive officer. Target awards are allocated 15% to each quarter and 40% to an annual measurement, split equally between revenue attainment and attainment of EBITDA profits compared to the annual financial plan approved by the Board of Directors. Awards may only be paid from a portion of EBITDA profits earned in the measurement period. During 2012, there were no quarterly or annual EBITDA profits and variable earnings for all named executives were zero. Actual variable compensation payments as a percentage of variable compensation targets for the past three years are shown in the table on the next page for the Named Executive Officers.

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Variable Performance Based Incentive Awards (continued):

Named Executive Officer	Position(s)	2014	2013	2012
Kevin J. Mills(1)	President and Chief Executive Officer and Director	86.1%	zero%	zero	%
David W. Dunlap(2)	Vice President of Finance and Administration, Chief Financial Officer, Secretary, and Director	88.9%	23.4%	zero	%
Lee A. Baillif(3)	Vice President and Controller (through January 23, 2015); Vice President of Operations (after January 23, 2015)	88.9%	23.4%	zero	%
Tim I. Miller(4)	Vice President of Operations (through January 23, 2015)	88.9%	23.4%	zero	%
Leonard L. Ott(5)	Vice President Engineering and Chief Technical Officer	88.9%	23.4%	zero	%

_____________________

(1)	Variable financial incentive compensation target for Mr. Mills was set at $100,000 for each of the years 2012 through 2014. 20% of the 2014 target and 100% of the 2013 and 2012 targets were based on attainment of market capitalization goals set by the Board of Directors at the beginning of each year.
(2)	Variable financial incentive compensation target for Mr. Dunlap was set at $50,000 for each of the years 2012 through 2014.
(3)	Variable financial incentive compensation target for Mr. Baillif was set at $12,000 for each of the years 2012 and 2013 and $20,000 for 2014.
(4)	Variable financial incentive compensation target for Mr. Miller was set at $35,000 for each of the years 2012 through 2014. Mr. Miller’s employment terminated on January 23, 2015.
(5)	Variable financial incentive compensation target for Mr. Ott was set at $35,000 for each of the years 2012 through 2014.

Performance metrics: Higher attainment percentages in 2014 reflected improvements in revenue relative to the Company’s 2014 financial plan (comprises 50% of the variable compensation for executives other than Mr. Mills, and 40% for Mr. Mills), improvements in EBITDA profitability relative to the Company’s 2014 financial plan (comprises 50% of the variable compensation for executives other than Mr. Mills, and 40% for Mr. Mills), and improvements in the market capitalization of the Company during the year (comprises 20% for Mr. Mills).

Long-Term Equity-Based Incentive Awards.

Long-Term Equity-Based Incentive Awards are provided through the stockholder-approved 2004 Equity Incentive Plan. Although the Equity Incentive Plan provides for a variety of equity incentive awards, to date the Compensation Committee has only awarded stock option grants from the Equity Incentive Plan. The goal of the Company's long-term, equity-based incentive awards is to align the financial interests of the executive officers and employees of the Company with those of stockholders and to provide each executive officer and employee with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. All equity incentives are subject to vesting provisions to encourage executive officers and employees to remain employed with the Company. The Compensation Committee determines the size of each award based on the individual’s level of responsibility, recent performance, his or her potential for future responsibility and promotion, the number of unvested options held by the individual at the time of the new grant, and the size of the available stock award pool to arrive at a level that the Committee considers appropriate to create a meaningful opportunity for equity participation by the individual.

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As of December 31, 2014, there were 147,217 shares available for grant under the 2004 Equity Incentive Plan. In addition, the 2004 Equity Incentive Plan provides for an automatic increase each January 1st equal to the least of (a) 200,000 shares, (b) 4% of the outstanding shares on that date, or (c) a lesser amount as determined by the Board of Directors. The increase in shares available for grant on January 1, 2015 was 200,000 shares. Options are granted to executive officers, employees and consultants at the discretion of the Compensation Committee. The Board of Directors itself, in consultation with management, grants options annually to directors for service on the Board of Directors.

The Compensation Committee, in consultation with management, prepares an annual allocation plan dividing the available stock in the grant pool among refresher grants, new employee grants, director grants and reserves. The timing, award criteria and award procedures are discussed more fully under Equity Incentive Grant Policies in the next section. New employee grants are typically made on the first trading day of the month on or following the date of hire. Refresher grants are made annually, typically during the first quarter of the year. Refresher grants typically vest monthly over 48 months, contingent upon continued employment with the Company. All grants expire ten years after the date of grant. Fully vested grants, or grants vesting over a shorter or longer term than four years, may be awarded at the discretion of the Compensation Committee. Stock options provide a return only if the individual remains with the Company and only if the market price of the Company’s Common Stock appreciates during the option term.

The Compensation Committee believes that stock option grants are effective in attracting and retaining key employees, and the Company provides initial grants to all new employees and annual refresher grants to all continuing employees with a weighting reflecting the level of responsibility and performance of the employee. Many of the senior executives and employees have been employed by the Company more than ten years and have amassed a number of annual stock option grants (grants expire 10 years after the date of grant) with potential for substantial cumulative compensation if stock prices increase, thus aligning their interests with those of stockholders. The Company believes stock options are effective long-term incentives because of the expectations of the management team that the Company’s products and the markets they address provide opportunities for growth that may result in share price appreciation.

Other Compensation.

Executive officers are entitled to participate in the same health and benefit programs and 401(k) program as are available to all employees of the Company and do not receive any perquisites from the Company.

EQUITY INCENTIVE GRANT POLICIES

General option grant practices. All stock options grants are awarded by the Compensation Committee, or by the full Board in the case of director stock option grants. All stock options are priced at the closing market price of the Company’s Common Stock on the date of grant, and the actions of the Compensation Committee are documented in minutes that are retained in the minute book of the Company. During 2014, the Compensation Committee met eleven times, and stock option grants were awarded at eight of those meetings.

Initial stock option grants. The Compensation Committee awards initial stock option grants to each new employee of the Company on the first trading day of the month following the individual’s commencement of employment. The size of the grant is based on the responsibilities of the employee and as agreed to in the employee’s employment offer. Grants for executive officers are approved by the Compensation Committee in advance of offers being made. Grants to rank-and-file employees are made within general guidelines reviewed and approved by the Compensation Committee, and the actual grant requires the approval of the Compensation Committee at the time of grant. Initial grants generally vest 25% on the one year anniversary of employment and 1/48th per month thereafter for a total vesting period of 48 months. The delay in initial vesting for the first twelve months of employment provides an incentive for employee retention and ensures that the employee is familiar with the Company and its goals and objectives prior to options vesting. During 2014, options to purchase an aggregate of 108,400 shares were awarded to 7 new employees representing 28.4 percent of options granted during the year.

17

Refresher employee stock option grants. The Compensation Committee awards refresher stock option grants annually and as supplemental grants based on the recommendations of management reflecting the responsibilities and performance of each employee and the employee’s contributions in meeting the Company’s goals and objectives. On March 3, 2014, the Compensation Committee awarded annual refresher options to purchase an aggregate of 180,100 shares to 46 employees, representing 47.2 percent of options granted during the year and on various dates an additional 18,500 shares to 3 employees and one consultant representing 4.8% of options granted during the year.

Director stock option grants. A portion of the compensation of the Company’s outside directors is in the form of an annual stock option grant. Director grants are granted by the full Board of Directors at the first regularly scheduled board meeting following the annual election of directors and vest monthly over the ensuing year of service. Options are awarded equally to all directors for Board service. Additional options are awarded for Board and committee leadership positions and Committee service, as discussed under “Director Compensation”. On July 23, 2014, the Company granted options to purchase an aggregate of 25,000 shares to the 3 independent directors of the Company, representing 6.5 percent of options granted during the year. In addition, grants of 45,000 shares and 5,000 shares, (13.1% of total options granted during the year) were awarded to Messrs. Bass and Mills, respectively, in connection with the extension of subordinated notes at a reduced interest rate as reported in a Form 8-K dated May 15, 2014.

ACCOUNTING AND TAX IMPLICATIONS

Accounting for Stock Based Compensation. On January 1, 2006, we adopted the provisions of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly FASB Statement 123R) for the fiscal years ended December 31, 2006 and beyond. Under ASC Topic 718, the Company uses a binomial lattice valuation model to estimate fair value of stock option grants made on or after January 1, 2006. The binomial lattice model incorporates estimates for expected volatility, risk-free interest rates, employee exercise patterns and post-vesting employment termination behavior. These estimates affect the calculation of the fair value of the Company’s stock option grants. The fair value of stock option grants outstanding prior to January 1, 2006 was estimated using a Black-Scholes option pricing model. The Company adopted the modified prospective recognition method and implemented the provisions of ASC Topic 718 (formerly under FASB Statement 123R) beginning with the first quarter of 2006.

Income taxes. The Company has not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code. Although the 2004 Equity Incentive Plan also allows for the issuance of grants qualifying as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, no grants deemed performance-based compensation grants have been awarded to the executive officers of the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

The Company’s Chief Executive Officer Kevin Mills is compensated under the same compensation structure applied to all of the Executive Officers of the Company as described under Elements of Executive Compensation, specifically base salary, variable performance based compensation, and long term equity incentive awards in the form of stock option grants.

Base Salary: Mr. Mill’s annual base salary was increased during the second quarter of 2014 from $190,000 (last increased in 2007) to $225,000. Base salary is set at median levels for CEO’s of similar sized companies based on national compensation salary survey data. Mr. Mills took voluntary reductions in his base salary of 40 percent in the last two months of 2012 (average of 8.7 percent for the year) in response to adverse economic conditions.

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Variable Compensation. Mr. Mills’ variable salary target of $100,000 is set above the median levels for CEO’s of similar sized companies based on national compensation salary survey data. All variable compensation awards are performance based. During 2014, 80 percent of the variable compensation for Mr. Mills was calculated in the same manner as for the other Named Executive Officers, with 40 percent of his variable salary target based on revenue attainment and 40 percent of his variable salary target based on attainment of Earnings Before Taxes, Depreciation and Amortization (EBITDA), a traditional non-GAAP measure of operating profitability, both measured in comparison to the 2014 annual financial plan of the Company approved at the beginning of the year by the Board of Directors. Target compensation is further allocated 15 percent based on quarterly results and 40% based on annual results. Payments under the Management Incentive Variable Compensation Plan are further limited by minimum performance thresholds set at 80 percent of financial plan amounts, and payments to all executives under this plan may not exceed 50 percent of EBITDA profits for the measurement period. During 2014, 20 percent of the variable compensation target for Mr. Mills was based on attainment of market capitalization targets approved by the Board of Directors at the beginning of the year. During 2012 and 2013, Mr. Mills’ variable compensation earnings were based 100% on attainment of market capitalization targets. The market capitalization of the Company declined during these measurement periods and did not hit the minimum thresholds qualifying for an award, so Mr. Mill’s variable compensation in 2012 and 2013 was zero. See Performance Based Variable Incentive Awards under Elements of Executive Compensation for attainment percentages earned by Mr. Mills over the past three years compared to the other Named Executive Officers of the Company.

Long term equity incentive awards. Mr. Mills received an annual employee refresher grant in 2014 of 20,000 shares vesting monthly over a 48 month period representing 5.2 percent of total shares granted in 2014. Mr. Mills was also granted a stock option grant of 5,000 shares vesting over 24 months as consideration for extending the maturity date and lowering the interest rate of a subordinated note held by Mr. Mills. All stock options were granted at the closing market price on the date of grant.

Benefits. Mr. Mills participates in the same benefit programs as all of the employees of the Company. The CEO’s employment is subject to an employment contract which provides for six months of base salary and continuation of medical benefits in the event of involuntary termination of services other than for cause, and payment of his variable salary entitlements had he remained employed during this period in the event of a change in control or involuntary termination. The CEO receives no perquisites.

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Summary Compensation Table

For Fiscal Year Ended December 31, 2014

The following table provides fiscal 2014 compensation information and comparable information for the two preceding fiscal years for the Chief Executive Officer, Chief Financial Officer, and the three other executive officers of the Company who were the most highly compensated in fiscal year 2014 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Total ($)
Kevin J. Mills (4) President and Chief Executive Officer and Director	2014 2013 2012	$ 213,041 190,000 173,558	$ 18,650 10,784 19,780	$ 86,105 0 0	$ 317,396 200,784 193,338
David W. Dunlap (5) Vice President of Finance and Administration, Chief Financial Officer, Secretary and Director	2014 2013 2012	$ 183,166 170,000 157,250	$ 8,960 8,369 15,300	$ 44,441 11,680 0	$ 236,567 190,049 172,550
Lee A. Baillif (6)……………….. Vice President and Controller (thru 1/23/15) Vice President Operations (from 1/23/15)	2014 2013 2012	$ 136,458 120,000 113,769	$ 8,960 8,911 14,140	$ 17,776 2,803 0	$ 163,195 131,714 127,909
Tim I. Miller (7) Vice President of Operations (thru 1/23/15)	2014 2013 2012	$ 168,167 155,000 144,567	$ 8,960 8,847 15,760	$ 31,108 8,176 $0	$ 208,235 172,023 160,327
Leonard L. Ott (8) Vice President Engineering and Chief Technical Officer	2014 2013 2012	$ 168,167 155,000 146,654	$ 8,960 10,227 14,520	$ 31,108 8,176 0	$ 208,235 173,403 161,174

_______________________

(1)	Represents base salary as described under Compensation Summary and Analysis — Elements of Executive Compensation.
(2)	Represents Long-Term, Equity-Based Incentive Awards as described under Compensation Summary and Analysis — Elements of Executive Compensation. Amounts shown do not reflect compensation actually received by the executive officer. Instead, the amounts shown are the total grant date valuations of stock option grants awarded during the year as determined pursuant to ASC Topic 718. The valuations are expensed for financial reporting purposes over the vesting period of the grant.
(3)	Represents Variable Incentive Awards as described under Compensation Summary and Analysis — Elements of Executive Compensation.
(4)	Mr. Mills’ salary for 2012 included a base salary reduction of 8.7% as an expense reduction measure.
(5)	Mr. Dunlap’s salary for 2012 included a base salary reduction of 7.5% as an expense reduction measure.
(6)	Mr. Baillif’s salary for 2012 included a base salary reduction of 5.2% as an expense reduction measure. Mr. Baillif was promoted to Vice President of Operations on January 23, 2015.
(7)	Mr. Miller’s salary for 2012 included a base salary reduction of 6.7% as an expense reduction measure. Mr. Miller’s employment with the Company terminated on January 23, 2015.
(8)	Mr. Ott’s salary for 2012 included a base salary reduction of 5.4% as an expense reduction measure.

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GRANTS OF PLAN-BASED AWARDS

For Fiscal Year Ended December 31, 2014

The following table shows for the fiscal year ended December 31, 2014 certain information regarding options granted to the Named Executive Officers. Options were granted as described under Compensation Summary and Analysis — Elements of Executive Compensation — Long-Term, Equity-Based Incentive Awards and — Equity Incentive Grant Policies.

Name	Grant Dates	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)		Grant Date Fair Value of Stock and Option Awards ($)(1)
Kevin J. Mills	3/3/14 6/2/14	20,000 5,000	$ $	0.95 1.89	$12,800 5,850
David W. Dunlap	3/3/14	14,000		$0.95	$8,960
Lee A. Baillif	3/3/14	14,000		$0.95	$8,960
Tim I. Miller	3/3/14	14,000		$0.95	$8,960
Leonard L. Ott	3/3/14	14,000		$0.95	$8,960

(1)	The value of option awards is based on the fair value as of the grant date of such award, determined pursuant to ASC Topic 718 (formerly Statement of Financial Accounting Standards No. 123R). The Fair Value of options issued on March 3, 2014 was $0.64 per share. The exercise price for all options granted to the Named Executive Officers is equal to the closing market price for the Company’s Common Stock on the grant date as reported on the OTC Market. Regardless of whatever value is placed on a stock option on the grant date, the actual value of the option to the recipient will depend on the market value of the Company’s Common Stock at such date in the future when the option is exercised.

OPTION EXERCISES AND STOCK VESTED

For Fiscal Year Ended December 31, 2014

There were no options exercised by the Named Executive Officers during fiscal 2014.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
All Named Executive Officers	None	$0

_______________

(1)	The value realized equals the difference between the option exercise price and the fair market value of the Company’s Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

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OUTSTANDING EQUITY AWARDS

At Fiscal 2014 Year-End

The following table set forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended December 31, 2014.

Name	Option Awards
	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)(2)	Option Exercise Price ($)(3)	Option Expiration Date(4)
Kevin J. Mills	21,560	—	1.96	2/23/2019
	8,625	—	3.45	6/1/2019
	10,000	—	2.74	6/1/2020
	88,700	—	3.04	7/1/2020
	18,675	1,245	1.82	2/22/2021
	6,875	3,125	2.36	2/27/2022
	2,000	—	1.20	8/1/2022
	8,900	—	1.08	11/9/2022
	6,512	9,117	1.04	4/1/2023
	3,750	16,250	0.95	3/3/2024
	1,250	3,750	1.89	6/2/2024
David W. Dunlap	14,680	—	1.96	2/23/2019
	5,250	—	3.45	6/1/2019
	7,500	—	2.74	6/1/2020
	54,500	—	3.04	7/1/2020
	13,181	879	1.82	2/22/2021
	5,844	2,656	2.36	2/27/22
	6,800	—	1.08	11/9/2022
	5,054	7,075	1.04	4/1/2023
	2,625	11,375	0.95	3/3/2024
Lee A. Baillif	8,950	—	1.96	2/23/2019
	2,250	—	3.45	6/1/2019
	12,500	—	2.74	6/1/2020
	28,700	—	3.04	7/1/2020
	16,163	1,077	1.82	2/22/2021
	5,844	2,656	2.36	2/27/2022
	2,000	—	1.20	8/1/2022
	2,800	—	1.08	11/9/2022
	6,214	8,700	1.04	4/1/2023
	2,625	11,375	0.95	3/3/2024
Tim I. Miller	12,400	—	1.96	2/23/2019
	4,125	—	3.45	6/1/2019
	12,500	—	2.74	6/1/2020
	39,200	—	3.04	7/1/2020
	18,169	1,211	1.82	2/22/2021
	5,844	2,656	2.36	2/27/2022
	2,000	—	1.20	8/1/2022
	5,500	—	1.08	11/9/2022
	5,343	7,479	1.04	4/1/2023
	2,625	11,375	0.95	3/3/2024
Leonard L. Ott	11,900	—	1.96	2/23/2019
	4,125	—	3.45	6/1/2019
	7,500	—	2.74	6/1/2020
	54,600	—	3.04	7/1/2020
	10,350	690	1.82	2/22/2021
	5,844	2,656	2.36	2/27/2022
	5,500	—	1.08	11/9/2022
	6,176	8,646	1.04	4/1/2023
	2,625	11,375	0.95	3/3/2024
Footnotes are on the next page

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___________________

(1)	Options were granted as described under Compensation Summary and Analysis — Elements of Executive Compensation — Long-Term, Equity-Based Incentive Awards and — Equity Incentive Grant Policies. The vesting period and vesting start date were established by the Compensation Committee. Shares unexercisable were not vested at December 31, 2014.
(2)	Grant dates and vesting period information for all grants not fully vested as of December 31, 2014 are as follows:

Grant Date	Expiration Date	Vesting Start Date	Months to fully vest
2/22/2011	2/22/2021	3/1/2011	48
2/27/2012	2/27/2022	3/1/2012	48
4/1/2013	4/1/2023	4/1/2013	48
3/3/2014	3/3/2024	3/1/2014	48
6/2/2014	6/2/2024	6/2/2014	24
(3)	Exercise prices are set at the closing price of the Company’s Common Stock on the date of grant (fair market value).
(4)	Options expire ten years from the date of grant, provided that the executive continues employment with the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2014 about the Common Stock that may be issued under all equity compensation plans of the Company.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	1,891,058	$ 2.10	147,217

____________________

(1)	Consists of the 2004 Equity Incentive Plan. The Plan was extended by the stockholders at their annual meeting on June 5, 2013 and will expire on April 23, 2024. Pursuant to an affirmative vote by security holders in June 2004, an annual increase in the number of shares authorized under the 2004 Equity Incentive Plan is added on the first day of each fiscal year equal to the least of (a) 200,000 shares, (b) four percent of the total outstanding shares of the Company’s Common Stock on that date, or (c) a lesser amount as determined by the Board of Directors. As a result, a total of 200,000 shares became available for grant under the 2004 Equity Incentive Plan on January 1, 2015, in addition to those set forth in the table above.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the Compensation Committee’s review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

COMPENSATION COMMITTEE

Peter Sealey, Chairman
Dated: April 6, 2015

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee has ever been an officer or employee of the Company. No executive officer of the Company serves as a member of the board or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

POST EMPLOYMENT AND CHANGE-IN-CONTROL COMPENSATION

Change of Control and Severance Agreements

In February 1998, the Company adopted a bonus plan pursuant to which a bonus pool in the amount of up to 10 percent of any consideration payable by a buyer in any acquisition of the Company is to be allocated to the executive officers and such other employees as the Board of Directors determines in its sole discretion.

The Company renewed separate employment agreements, effective as of January 1, 2012, with Messrs. Kevin J. Mills, David W. Dunlap, Leonard L. Ott, Tim I. Miller, and Lee A. Baillif, for a period of three years expiring March 31, 2015. The agreements were extended in March 2015 to June 30, 2015 and are expected to be renewed at that time. The agreements replaced agreements that expired on December 31, 2011. The agreements provide that if the Company terminates the executive's employment without cause, the Company will pay the executive: (i) three months’ base salary plus one month’s base salary for each two years of completed employment up to a maximum of six months; (ii) health insurance until the earlier of the date of the executive's eligibility for the health insurance benefits provided by another employer or the expiration of the continuation period for base salary; (iii) for each executive, the full bonus amount to which he would have been entitled for the first quarter following termination and one-half of such bonus amount for the second quarter following termination; and (iv) certain other benefits, including the ability to purchase at book value certain items of the Company's property purchased by the Company for the executive's use, which may include a personal computer, a cellular phone and other similar items. The exercise period for any of the executive’s vested stock options may also be extended up to a period not to exceed one year based on formulas in the employment agreements. Additionally, under the 2004 Equity Incentive Plan, the rights of all optionees, including executive officers, to exercise all their outstanding options become fully vested and immediately exercisable upon a change of control of the Company, unless the options are assumed by the acquiring entity.

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Payments to be made to each of the Named Executive Officers following severance are estimated as follows:

Compensation and Benefits	Voluntary Resignation	For Cause (1)	For Good Reason(2)	Involuntary Without Cause(2)	Involuntary or For Good Reason After Change-in- Control(2)	Due to Death or Disability(2)
Kevin J. Mills
Base Salary (3)	—	—	$95,000	$95,000	$95,000	$95,000
Variable Incentive (4)	—	—	37,500	37,500	37,500	37,500
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	13,958	13,958	13,958	13,958
Other Perquisites (7)	—	—	—	—	—	—
David W. Dunlap
Base Salary (3)	—	—	85,000	85,000	85,000	85,000
Variable Incentive (4)	—	—	18,750	18,750	18,750	18,750
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	12,712	12,712	12,712	12,712
Other Perquisites (7)	—	—	—	—	—	—
Leonard L. Ott
Base Salary (3)	—	—	77,500	77,500	77,500	77,500
Variable Incentive (4)	—	—	13,125	13,125	13,125	13,125
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	12,426	12,426	12,426	12,426
Other Perquisites (7)	—	—	—	—	—	—
Tim I. Miller
Base Salary (3)	—	—	77,500	77,500	77,500	77,500
Variable Incentive (4)	—	—	13,125	13,125	13,125	13,125
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	15,145	15,145	15,145	15,145
Other Perquisites (7)	—	—	—	—	—	—
Lee A. Baillif
Base Salary (3)	—	—	60,000	60,000	60,000	60,000
Variable Incentive (4)	—	—	7,500	7,500	7,500	7,500
Stock Options (5)	—	—	—	—	—	—
HealthCare Benefits (6)	—	—	13,958	13,958	13,958	13,958
Other Perquisites (7)	—	—	—	—	—	—

____________________

(1)	Cause is defined in each executive’s employment agreement as gross misconduct or fraud, misappropriation of the Company’s proprietary information, or willful and continuing breach of duties following notice and a cure period.
(2)	All reasons for termination except voluntary resignation or termination by the Company for cause are covered under the terms of the employment agreement as either resignation by the executive for good reason or involuntary termination by the Company without cause.
(3)	Except in the case of voluntary resignation or termination for cause, base salary is continued from the date of termination for three months plus one month for each two years of completed service up to a maximum of six months. All named executive officers would be entitled to the maximum severance period of six months.
(4)	Except in the cases of voluntary resignation or termination for cause, scheduled variable incentive payments are paid which equal 100% of the bonus to which the executive would have otherwise been entitled for the quarter of termination and 50% of such bonus entitlement for the following quarter. Amounts included in this table assume entitlements equal to 37.5% of the target variable compensation in effect for 2014.
(5)	Except in the cases of voluntary resignation or termination for cause, stock options vested as of the date of termination may be exercised for a period of up to one year based on formulas in the executive’s employment agreement. In the event of a change in control where stock options are not assumed by the acquiring entity, all options granted and outstanding become vested and fully exercisable. In the event of termination for cause or voluntary resignation, stock options vested as of the date of termination may be exercised for a period of 90 days following the termination date.
(6)	Except in the cases of voluntary resignation or termination for cause, healthcare benefits are continued up to the earlier of the expiration of the base salary continuation period (see note 3) or securing other employment that includes such benefits.
(7)	There are no perquisites in the compensation packages of any of the executive officers.

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LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Pursuant to the Delaware General Corporation Law, the Company has adopted provisions in its Certificate of Incorporation that eliminate the personal liability of directors to the Company or its stockholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. In addition, the Company's bylaws require the Company to indemnify the Company's directors and officers and authorize the Company to indemnify its employees and other agents to the fullest extent permitted by law.

The Company has entered into indemnification agreements with each of its current directors and officers that provide for indemnification and advancement of expenses to the fullest extent permitted by Delaware law, including circumstances in which indemnification or the advancement of expenses is discretionary under Delaware law.

The Company believes that the limitation of liability and indemnification provisions in its Certificate of Incorporation and bylaws and the indemnification agreements with its directors and officers enhance its ability to continue to attract and retain qualified individuals to serve as directors and officers. There is no pending litigation or proceeding involving a director, officer or employee to which these provisions or agreements would apply.

CORPORATE GOVERNANCE

The Company and its Board of Directors are committed to high standards of corporate governance as an important component in building and maintaining stockholder value. To this end, the Company regularly reviews its corporate governance policies and practices to ensure that its policies are consistent with such standards. The Company closely monitors guidance issued or proposed by the Securities Exchange Commission or the Public Company Accounting Oversight Board, the listing standards of the OTC Market, the provisions of the Sarbanes-Oxley Act, the Dodd-Frank Act and pending legislation. As a result of review of these matters, as well as the emerging best practices of other companies, the Company has implemented the following:

Executive Compensation Authority; Compensation Committee

•	The Compensation Committee of the Board of Directors approves all compensation plans and amounts for the executive officers of the Company, following consultation with management.
•	The Compensation Committee reviews and approves compensation programs for all other employees of the Company, upon the recommendation of management. These reviews consider an assessment of whether such programs may promote excessive risk taking.
•	The Compensation Committee approves all stock option grants, upon the recommendation of management, except director grants, which are approved by the full Board of Directors.
•	The charter of the Compensation Committee makes explicit:
o	the Committee’s ability to retain independent consultants and experts as it sees fit, at Company expense;
o	the Compensation Committee’s responsibilities to assess the risk associated with compensation programs
26

Director Independence

•	The Board of Directors has confirmed that a majority of the Company's directors are independent, as defined by current SEC regulations and Nasdaq rules.
•	The Company's independent directors hold formal meetings without the presence of management and chaired by an independent director.
•	The Audit, Compensation and Nominating Committees consist solely of independent directors. Each Committee is tasked to establish goals, evaluate performance, review the adequacy of its Charter, and recommend changes to the Board of Directors.

Audit Committee

•	All Audit Committee members possess the required level of financial literacy, as required by SEC regulations.
•	Mr. Bass, a member of the Audit Committee, possesses the qualifications of an “audit committee financial expert,” as required by SEC regulations.
•	The Audit Committee’s charter formalizes and makes explicit the following:
o	The Audit Committee's ability to retain independent consultants and experts as it sees fit, at Company expense;
o	The Audit Committee's authority to appoint, review and assess the performance of the Company's independent auditors;
o	The Audit Committee's ability to hold regular executive sessions with the Company's independent auditors and with the Company’s Chief Financial Officer, Controller and other Company officers directly, as it considers appropriate;
o	The requirement that the Audit Committee review and approve in advance non-audit services by the Company's independent auditors, as well as related party transactions;
o	The Audit Committee's duty to maintain a formal complaint monitoring procedure (a “whistleblower” policy) to enable confidential and anonymous reporting to the Audit Committee;
o	The Audit Committee's authority over the independent auditors' rotation policy; and
o	The Audit Committee’s responsibilities to oversee the Company’s risk management policies and practices.

Other Governance Matters

•	The Company has a formal Code of Business Conduct and Ethics that applies to all officers, directors and employees.
•	The Company has a requirement that any waiver or amendment to the Code of Business Conduct and Ethics involving a director or officer be reviewed by the Nominating Committee and disclosed to the Company's stockholders.
•	Each of the Compensation Committee, Audit and Nominating Committees has a written charter.
•	The Company has an Insider Trading Policy, including control procedures to comply with current SEC regulations and Nasdaq rules.
•	The Company has a policy that the Board of Directors reviews its own performance on an at least annual basis.
•	The Company prohibits loans to its officers and directors.
27

Board Leadership

The Company is focused on its corporate governance practices and values independent board oversight as an essential component of strong corporate performance to enhance stockholder value. Our commitment to independent oversight is demonstrated by the fact that all of our directors, except for Mr. Mills and Mr. Dunlap, are independent. In addition, all of the members of our Board’s committees are independent. Our Board of Directors acts independently of management and regularly holds independent director sessions without members of management present. In addition, the Company has a separate position of Chairman of the Board which is held by Mr. Bass, an independent director, who provides additional oversight to the management of the Company. Our Board believes that the current board leadership structure is best for the Company and its stockholders at this time as it allows the recommendations and decisions of the President and Chief Executive Officer, who views such recommendations and decisions from a management perspective, to be reviewed and discussed with the Chairman of the Board, who views such recommendations and decisions from the perspective of an independent director.

Risk Management
•	The Company has designated its Chief Financial and Administrative Officer as its Risk Management Officer with responsibility for identifying, assessing, monitoring and reporting risks that could potentially impact the business.
•	The Company summarizes the primary risks associated with the business in its quarterly and annual reports on Forms 10-Q and 10-K, respectively.
•	The Audit Committee has primary responsibility for Board oversight of risk management. The Audit Committee meets as necessary, at least quarterly, and matters involving risk are included in the Audit Committee’s agenda. The Chairman of the Audit Committee who is also Chairman of the Board and the President and Chief Executive Officer conduct a call at least weekly to review Company operations and such discussions include a review of risk matters as appropriate.

Compensation Risk Considerations

The Compensation Committee has responsibility for oversight of risk management associated with compensation matters and risks relating to compensation policies and practices are considered at each meeting of the Committee. The Committee does not believe that the Company’s compensation policies and practices promote risky behavior on the part of its employees as discussed below.

The Compensation Committee considers, in establishing and reviewing the employee compensation programs, whether the programs encourage unnecessary or excessive risk taking. The Company, after reviewing and discussing the compensation programs with the Compensation and Audit Committees of the Board, believes that the programs are balanced and do not motivate or encourage unnecessary or excessive risk taking. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based awards focus on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company’s performance-based award programs represent a small percentage of employees’ total compensation opportunities and results are closely monitored at both management and board levels. The Company believes that the programs appropriately balance risk and the desire to focus employees on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking.

28

Compensation provided to employees in the form of long-term equity awards through stock option grants are important to help further align employees’ interests with those of the Company’s stockholders. The Company believes that these awards do not encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

More details on the Company's corporate governance initiatives, including copies of its Code of Business Conduct and Ethics and each of the Committee charters can be found in the "Corporate Governance" section of the Company's web site at http://www.socketmobile.com/about-us/investor-relations/corporate-governance.

Policy for Director Recommendations and Nominations

The Nominating Committee considers candidates for Board membership suggested by Board members, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board of Directors from stockholders holding no less than five percent of the total outstanding shares of the Company’s Common Stock who have held such shares continuously for at least 12 months prior to the date of the submission of the recommendation. The Nominating Committee will consider persons recommended by the Company's stockholders in the same manner as nominees recommended by members of the Board of Directors or management.

A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in written correspondence by letter to the Company, addressed to:

Chairman of the Nominating Committee

c/o Corporate Secretary

Socket Mobile, Inc.

39700 Eureka Drive

Newark, CA 94560

The notice must include:

•	the candidate's name and home and business contact information;
•	detailed biographical data and relevant qualifications;
•	a signed letter from the candidate confirming his or her willingness to serve;
•	information regarding any relationships between the candidate and the Company within the last three years; and
•	evidence of the required ownership of Common Stock by the recommending stockholder(s).

In addition, a stockholder may nominate a person directly for election to the Board of Directors at the annual meeting of the Company's stockholders, provided the stockholder complies with the requirements set forth in the Company's bylaws and the rules and regulations of the Securities and Exchange Commission related to stockholder proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an annual meeting, is described on Page 2 in the section entitled "Deadline for Receipt of Stockholder Proposals to be Included in the Company's Proxy Materials."

29

Where the Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers a number of factors, including the following:

•	The current size and composition of the Board of Directors and the needs of the Board of Directors and its various committees.
•	Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service and potential conflicts of interest. The Nominating Committee recognizes that diversity in these areas brings value to the collective impact of the Board on the Company. The Company does not consider or make its recommendations based on race, gender, religion, age, sexual orientation or other matters the Committee deems not relevant to effective board service.
•	Such other factors as the Nominating Committee may consider appropriate.

The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board of Directors:

•	The highest personal and professional ethics and integrity.
•	Proven achievement and competence in the nominee's field, and the ability to exercise sound business judgment.
•	Skills complementary to those of the existing members of the Board of Directors.
•	The ability to assist and support management and make significant contributions to the Company's success.
•	An understanding of the fiduciary responsibilities required of a member of the Board of Directors, and the commitment of time and energy necessary to carry out those responsibilities diligently.

In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated, and the Board of the Directors determines the nominees after considering the recommendation and report of the Nominating Committee.

The Nominating Committee believes that the current nominees for director all meet the general criteria for board membership as described in this section. In addition, each nominee brings particular strengths to the Board. For example, all incumbent directors have a thorough knowledge and understanding of the Company. Mr. Bass also has extensive experience as a former chief executive officer or senior manager in ten companies over the past 36 years in the fields of networking, semiconductors and computing platforms. Mr. Sealey has well established credentials as a senior marketing executive and marketing consultant, and is a college professor of marketing. Mr. Emery has a strong background working in the healthcare industry with an emphasis on healthcare management systems. Messrs. Bass, Emery and Sealey hold doctorate degrees in their respective fields. Mr. Mills has a strong engineering background and a history of innovative leadership and understanding of the business mobility market. Mr. Dunlap is a certified public accountant (inactive), holds an MBA in business administration and has more than 30 years of industry experience and 20 years with the Company, all as Chief Financial Officer. Mr. Mills has more than 20 years of experience with the Company, the last 14 years as President and Chief Executive Officer.

30

Stockholder Communications to Directors

Stockholders may communicate directly with the members of the Board of Directors by sending an email to socketboard@socketmobile.com. The Company's Secretary monitors these communications and ensures that summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings or directly to the Chairman of the Board if the matter is deemed to be urgent and to require the immediate attention of the Board. Where the nature of a communication warrants, Mr. Bass, Chairman of the Board, may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or a non-management director, or the Company's management or independent advisors, as appropriate. Mr. Bass also determines whether any response to a stockholder communication is necessary or warranted and whether further action is required.

Director Independence

In January 2015, the Board of Directors undertook a review of the independence of its directors and considered whether any director had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Mills, the Company's President and Chief Executive Officer, and Mr. Dunlap, the Company’s Vice President of Finance and Chief Financial Officer, are independent of the Company and its management under the corporate governance standards of the Nasdaq Market.

Code of Business Conduct and Ethics

The Board of Directors has a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and directors of the Company, including the Company's senior financial and other executive officers. The Code of Business Conduct and Ethics is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at http://www.socketmobile.com/about-us/investor-relations/corporate-governance. The Company will also post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

31

REPORT OF THE AUDIT COMMITTEE

The Board of Directors maintains an Audit Committee comprised of three of the Company's outside directors. The Audit Committee oversees the Company's financial processes on behalf of the Board of Directors, although management has the primary responsibility for preparing the financial statements and maintaining the Company's financial reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2014, including discussing the quality of the accounting principles, the reasonableness of significant judgments, including the identification and assessment of risks, and the clarity of disclosures in the financial statements. The Audit Committee has a written charter, a copy of which is posted on the Company’s website at http://www.socketmobile.com/about-us/investor-relations/corporate-governance.

The Audit Committee reviewed the 2014 financial statements with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of the financial statements with generally accepted accounting principles, as well as their judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Audit Committee also discussed such other matters as the auditors are required to discuss with the Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence.

The Audit Committee also discussed with the Company's independent auditors the overall scope and results of their audit of the financial statements, including their review of internal controls. The Audit Committee met periodically with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held one meeting with the auditors in regard to their audit of the Company’s annual financial statements for the year ended December 31, 2014. In addition, a conference call among members of the Audit Committee, the Company’s auditors and management was held each quarter during fiscal 2014 to review the Company’s quarterly financial reports prior to their issuance.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has concurred, that the Company’s audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014. The Audit Committee also approved the appointment of Sadler, Gibb & Associates LLC as the Company's independent auditors for the years ended December 31, 2013 and 2014 and has recommended approval of the stockholders for the year ending December 31, 2015.

The foregoing report has been submitted by the undersigned in our capacity as members of the Audit Committee of the Board of Directors.

AUDIT COMMITTEE

Charlie Bass
Charles C. Emery, Jr.
Dated: April 6, 2015

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OTHER MATTERS

The Company knows of no other matters to be submitted at the 2015 Annual Meeting of Stockholders. If any other matters properly come before the 2015 Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope that has been enclosed or otherwise vote your shares via telephone or internet as available.

Dated: April 6, 2015	THE BOARD OF DIRECTORS

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